Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan, the 2006 Director Option Plan, the 2006 Employee Stock Purchase Plan, and the 2009 Inducement Equity Incentive Plan of Riverbed Technology, Inc., of our reports dated February 20, 2009, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

February 20, 2009